EXHIBITS

99.1 Press Release announcing the election of Norm Johnson, dated June 10, 2005.

Norm Johnson Named to DONOBi, Inc. Board of Directors

Bremerton, Washington--June 10, 2005--DONOBi, Inc. (OTCBB: DNOB), an Internet connectivity provider specializing in integrated voice, data, and television services to businesses, multi-family properties, and consumers in rural markets, today announced the appointment of Norm Johnson to the company's Board of Directors.

Having spent 18 successful years as an All-Pro kicker in the NFL (Seahawks, Falcons, Steelers and Eagles), Mr. Johnson now spends his time investing in real estate and advising clients on their real estate investments. During his NFL career, Mr. Johnson also owned "Norm Johnson's All-Pro Sportscards" with three locations. Prior to his time in the NFL, Mr. Johnson earned his bachelor's degree in economics from the University of California Los Angeles (UCLA) in 1983.

Bill Wright, DONOBi Chairman and CEO, said, "We are very excited about the addition of Norm Johnson to the Board of Directors. He is a quality person with a great deal of integrity and proven leadership. His involvement within the community and his business contacts will be very helpful as we strategically rolling out our bundled services. His commitment to the company and our planned growth is a big win for our shareholders."

About his appointment, Mr. Johnson stated, "I have been involved with DONOBi as an investor for several years now and have watched them grow and perform. These are exciting times for the company and, as my prior career would indicate, I like to be in the game. Taking a more active role during this next period of time was an obvious next step. "

DONOBi has successfully executed its primary business objectives since its inception in 2000 by acquiring multiple rural Internet service providers (ISPs). The company's customer growth and gross revenues have continued to increase year to year through both organic business development and planned acquisitions.

ABOUT DONOBi, INC.

Headquartered in the Seattle, Washington market, DONOBi, Inc. is an Internet Solutions Company providing voice, data, and television services via broadband fiber optics, DSL, dialup, and broadband wireless Internet connectivity to under-served markets. The Company also provides electronic commerce to business customers wanting web database development and business application solutions. DONOBi is publicly traded on the NASDAQ Over The Counter Bulletin Board (OTCBB). For more information, please contact the company at 3256 Chico Way NW, Bremerton, WA 98312; telephone, 360-782-4477; fax, 360-782-0707; email:
ir@donobi.com; or visit the company's web site http://www.donobi.com.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release may contain or constitute forward-looking statements. These forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Act of 1995, DONOBi provides the following cautionary statement identifying important factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.